Exhibit 99.1

Rural Cellular Corporation
Reports First Quarter 2001
Operating Results

For Immediate Release

May 7, 2001—Alexandria, MN—Rural Cellular Corporation (“RCC”) (Nasdaq/NMS: RCCC) today reports first quarter ended March 31, 2001 consolidated financial results (including held for sale Saco River ILEC Operations):

•	Total revenues increased 117% to a first quarter record $101.1 million, which includes $2.7 million in revenue from assets held for sale, as compared to $46.6 million in the first quarter of 2000.
•	EBITDA increased 186% to a first quarter record of $44.4 million, which includes $1.6 million in EBITDA from assets held for sale, as compared to $15.5 million in the first quarter of 2000.
•	RCC net cellular customer additions, not including wholesale customers, increased 130% to 22,438 as compared to 9,759 customers added in the first quarter of 2000.

Richard P. Ekstrand, president and chief executive officer, commented: “I am very pleased with our performance this quarter and see it as a great way to start off 2001. RCC’s continued focus on leveraging its operations together with providing its customer base with quality service is reflected in the excellent EBITDA and excellent customer growth.”

In January 2001, RCC completed the acquisition of Saco River Telegraph and Telephone Company (“Saco River”).  Because of RCC’s intent to sell the Saco River Incumbent Local Exchange (“ILEC”), the financial results from the ILEC have been excluded from fiscal 2001 operations except where noted.  Saco River’s cellular and microwave operations are included in fiscal 2001 operating results.

Fiscal 2001 operating results also reflect the April 2000 acquisition of the cellular licenses, operations and related assets of Triton Cellular Partners, L.P.

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 14 states.

On May 8 at 8:00 AM CT, a teleconference will be held to discuss the first quarter operating results and expectations regarding RCC’s 2001.  This teleconference will be broadcast live and archived for replay on the WEB at WWW.RCCWIRELESS.COM.   To access the audio stream, click on the Investor Relations section.

Statements about RCC's anticipated performance are forward looking and therefore involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the successful integration of newly acquired operations with RCC’s existing operations, the ability to service debt incurred in connection with expansion, and other factors discussed from time to time in RCC's filings with the Securities and Exchange Commission.

Contact:  Wesley Schultz, Executive V.P. Finance and CFO (320) 762-2000
               Chris Boraas, Investor Relations Manager (320) 808-2451
World Wide Web address: http://www.rccwireless.com
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RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2001	2000
REVENUES:
Service	$70,036	$33,594
Roamer	23,215	10,310
Equipment	5,133	2,725
Total revenues	98,384	46,629
OPERATING EXPENSES:
Network costs	23,006	9,888
Cost of equipment sales	6,428	5,934
Selling, general and administrative	26,219	15,286
Depreciation and amortization	26,898	11,200
Total operating expenses	82,551	42,308
OPERATING INCOME	15,833	4,321
OTHER INCOME (EXPENSE):
Interest expense, net	(31,280)	(3,432)
Other	-	(22)
Other expense, net	(31,280)	(3,454)
INCOME (LOSS) BEFORE CUMULATIVE EFFECT ADJUSTMENT	(15,447)	867
CUMULATIVE EFFECT ADJUSTMENT	137	-
NET INCOME (LOSS)	(15,310)	867
PREFERRED STOCK DIVIDEND	(12,947)	(6,887)
NET LOSS APPLICABLE TO COMMON SHARES	$(28,257)	$(6,020)
NET LOSS PER BASIC COMMON AND DILUTED SHARE	$(2.39)	$(0.57)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	11,840	10,643

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	March 31, 2001	December 31, 2000
CURRENT ASSETS:
Cash	$76,403	$2,205
Accounts receivable, less allowance of $2,801 and $2,385	43,960	43,324
Inventories	7,745	6,753
Assets held for sale	37,131	-
Other current assets	2,348	2,618
Total current assets	167,587	54,900
PROPERTY AND EQUIPMENT, less accumulated depreciation of $103,424 and $93,446	245,190	234,490
LICENSES AND OTHER ASSETS:
Licenses and other intangible assets, less accumulated amortization of $81,742 and $66,574	1,561,366	1,442,806
Deferred debt issuance costs, less accumulated amortization of $5,778 and $5,163	21,863	22,331
Restricted funds in escrow	-	10,000
Other assets	12,572	7,269
Total licenses and other assets	1,595,801	1,482,406
	$2,008,578	$1,771,796
CURRENT LIABILITIES:
Accounts payable	$30,540	$41,545
Advance billings and customer deposits	8,800	7,563
Accrued interest	21,808	15,724
Dividends payable	14,336	11,911
Other accrued expenses	6,805	8,561
Total current liabilities	82,289	85,304
LONG TERM LIABILITIES	1,431,026	1,157,472
Total liabilities	1,513,315	1,242,776
PREFERRED SECURITIES	459,570	449,065
SHAREHOLDERS’ EQUITY:
Class A common stock; $.01 par value; 200,000 and 15,000 shares authorized, 11,126 and 11,034 issued	111	110
Class B common stock; $.01 par value; 10,000 and 5,000 shares authorized, 727 and 782 issued	7	8
Additional paid-in capital	191,509	190,751
Accumulated deficit	(139,171)	(110,914)
Accumulated other comprehensive loss	(16,763)	-
Total shareholders’ equity	35,693	79,955
	$2,008,578	$1,771,796

	Unaudited
	Three Months Ended March 31,
	2001	2000

Other Operating Data:

Retention (postpaid customers):	98.0%	98.0%
Acquisition cost per customer:	$247	$432
Average monthly revenue per customer:	$54	$57
Penetration (1):	10.1%	8.0%
Capital Expenditures:	$7.3 million	$2.5 million

POPs:
RCC Cellular	5,161,000	2,469,000
Wireless Alliance	732,000	732,000
	5,893,000	3,201,000
Wireless customers at period end:
Voice:
Postpaid	555,913	236,812
Prepaid	24,486	3,059
Wireless Alliance	14,517	16,659
Wholesale	23,069	-
	617,985	256,530

Paging	9,958	12,615
Total customers	627,943	269,145

(1)Based upon 2000 U.S. census figures and including postpaid, prepaid and Wireless Alliance customers.

The following unaudited financial summary presents the consolidated results of operations for RCC together with the “Held for Sale” ILEC operations of Saco River Telegraph and Telephone for the three month period ending March 31, 2001.

	As Reported	ILEC (Held for sale)	Combined
REVENUES:
Service	$70,036	$2,686	$72,722
Roamer	23,215	-	23,215
Equipment	5,133	-	5,133
Total revenues	98,384	2,686	101,070
OPERATING EXPENSES:
Network costs	23,006	766	23,772
Cost of equipment sales	6,428	-	6,428
Selling, general and administrative	26,219	292	26,511
Depreciation and amortization	26,898	721	27,619
Total operating expenses	82,551	1,779	84,330
OPERATING INCOME	15,833	907	16,740

EBITDA	$42,731	$1,628	$44,359